Exhibit 1

The undersigned agree that this Schedule 13D, and all amendments thereto, relating to the Class A ordinary shares of VPC Impact Acquisition Holdings II shall be filed on behalf of the undersigned. Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Dated: January 27, 2023

FUNICULAR FUNDS, LP

By:	/s/ Jacob Ma-Weaver
	Name:	Jacob Ma-Weaver
	Title:	Managing Member of the General Partner

CABLE CAR CAPITAL LLC

By:	/s/ Jacob Ma-Weaver
	Name:	Jacob Ma-Weaver
	Title:	Managing Member

JACOB MA-WEAVER

By:	/s/ Jacob Ma-Weaver
Jacob Ma-Weaver

SCHEDULE A

TRANSACTIONS IN SECURITIES OF THE ISSUER
DURING THE PAST 60 DAYS

Nature of Transaction	Securities Purchased/ (Sold)	Price Per Share ($)	Date of Purchase/Sale
Purchase of Class A Ordinary Shares	301,100	10.1150	01/05/2023
Purchase of Class A Ordinary Shares	200,000	10.1150	01/06/2023
Purchase of Class A Ordinary Shares	25,000	10.1250	01/09/2023
Purchase of Class A Ordinary Shares	524,230	10.1475	01/13/2023
Purchase of Class A Ordinary Shares	569,000	10.1750	01/19/2023
Purchase of Class A Ordinary Shares	220,000	10.1750	01/20/2023
Purchase of Class A Ordinary Shares	600,000	10.1750	01/24/2023
Purchase of Class A Ordinary Shares	115,000	10.1743	01/25/2023